EX-31 Rule 13a-14(d)/15d-14(d) Certification.

  I, Brian Baker, certify that:

  1.I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-C13 (the "Exchange Act periodic reports");

  2.Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

  4.Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

  5.All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

  In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

  Midland Loan Services, A Division of PNC Bank, National Association, as Master Servicer, Berkadia Commercial Mortgage LLC, as Special Servicer prior to September 6, 2013, KeyBank National Association (as successor to KeyCorp Real Estate Capital Markets, Inc.), as Sub-Special Servicer from August 1, 2013 to and including September 5, 2013, KeyBank National Association (as successor to KeyCorp Real Estate Capital Markets, Inc.), as Special Servicer on and after September 6, 2013, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, Wells Fargo Bank, National Association, as Custodian, Pentalpha Surveillance, LLC, as Senior Trust Advisor, Midland Loan Services, A Division of PNC Bank, National Association, as Primary Servicer for the Americold Cold Storage Portfolio Mortgage Loan, LNR Partners, LLC, as Special Servicer for the Americold Cold Storage Portfolio Mortgage Loan, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator for the Americold Cold Storage Portfolio Mortgage Loan, Wells Fargo Bank, National Association, as Custodian for the Americold Cold Storage Portfolio Mortgage Loan, Pentalpha Surveillance, LLC, as Senior Trust Advisor for the Americold Cold Storage Portfolio Mortgage Loan, Midland Loan Services, A Division of PNC Bank, National Association, as Primary Servicer for the SanTan Village Mortgage Loan, Midland Loan Services, A Division of PNC Bank, National Association, as Special Servicer for the SanTan Village Mortgage Loan, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator for the SanTan Village Mortgage Loan, Wells Fargo Bank, National Association, as Custodian for the SanTan Village Mortgage Loan, and Pentalpha Surveillance, LLC, as Senior Trust Advisor for the SanTan Village Mortgage Loan.


    Dated:   March 28, 2014


    /s/ Brian Baker
    Signature

    President and Chief Executive Officer
    (senior officer in charge of securitization of the depositor)